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                                                                                                                          EXHIBIT 11
                                         GREAT LAKES CHEMICAL CORPORATION AND SUBSIDIARIES
                                                 COMPUTATION OF PER SHARE EARNINGS


                                                                            Year Ended December 31
                                                      ----------------------------------------------------------------------
                                                             1993                        1992                      1991
                                                      ------------------          ----------------        ------------------
Primary
- -------
Net income                                              $272,784,000              $232,735,000             $157,473,000
Average number of
   shares outstanding                                     71,329,145                71,164,010               70,700,332
Net income per share                                    $       3.82              $       3.27             $       2.23

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Fully diluted  -  Assuming the exercise of all outstanding stock options using the treasury stock method.
- -------------
Average number of
   shares outstanding                                     71,329,145                71,164,010               70,700,332
Dilutive shares                                            1,060,166                 1,217,205                1,495,110
                                                          ----------                ----------               ----------
                                                          72,389,311                72,381,215               72,195,442
Net income per share                                    $       3.77              $       3.22             $      2.18
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